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                   November 14, 2022

       Yanlai Shi
       Chief Executive Officer
       RYB Education, Inc.
       4/F, No. 29 Building, Fangguyuan Section 1, Fangzhuang
       Fengtai District, Beijing 100078
       People   s Republic of China

                                                        Re: RYB Education, Inc.
                                                            Annual Report on
Form 20-F
                                                            For the Year Ended
December 31, 2021
                                                            File No. 001-38203

       Dear Yanlai Shi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Trade & Services
       cc:                                              Yuting Wu